EXHIBIT 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Announces $30 Million Debt Financing and Updates Operations

FEBRUARY 5, 2007 – HOUSTON, TEXAS – Contango Oil & Gas Company (AMEX: MCF) announced today that it has completed the arrangement of a $30 million secured term loan facility with a private investment firm. Of this $30 million, only $10 million is currently available. The availability of the remaining $20 million is contingent upon meeting certain production levels for the Eugene Island 10 # 1 well, which we expect to meet by the end of February 2007. The proceeds of the loan will be used to continue to fund the Company’s Arkansas Fayetteville Shale play and offshore Gulf of Mexico exploration and development activities. The Company also announced that its Dutch well at Eugene Island 10 began flowing on January 28, 2007. As of February 4, 2007, the well was flowing at approximately 20 million cubic feet equivalent per day (“MMcfe/d”).

The Company has borrowed the first $10 million under the secured term loan facility. Borrowings under the facility bear interest at LIBOR plus 5.0%. Accrued interest is due monthly. The principal is due December 31, 2008, and may be prepaid at any time with no prepayment penalty. An arrangement fee of 1%, or $300,000, was paid in connection with the facility.

Production levels at our Dutch #1 well at Eugene Island 10 are currently restricted due to onshore processing constraints. We expect these constraints to be remedied by the end of February 2007, at which point we expect the well to be flowing at 30 MMcfe/d. Our Dutch #2 exploration well is expected to spud February 6, 2007.

In our Fayetteville Shale play, the Alta-Thines #1-30H began producing in January 2007 and, as of February 4, is producing approximately 1.2 million cubic feet per day. The Alta-Ledbetter #1-33H was fraced in December 2006 and we expect the well to begin producing in March 2007. We are currently fracing the Alta-Briggler #1-31H and we also expect this well to begin producing in March 2007. Our drilling plans for the next four to eight months are to concentrate our efforts on developing our acreage in the northern portion of the Fayetteville Shale and to continue to frac and bring on production our previously drilled wells in our Pigeon Roost and Buck Ridge areas.

Kenneth R. Peak, the Company’s Chairman and Chief Executive Officer, said, “We are extremely pleased with our enhanced capital availability and our Dutch #1 production. We expect our Grand Isle 72 well (“Liberty”) to begin producing by the end of February 2007.”

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango’s expectations. The statements reflect Contango’s current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango’s publicly available reports filed with the Securities and Exchange Commission.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960	Kenneth R. Peak
Houston, Texas 77098	(713) 960-1901
www.contango.com